Exhibit 23.3
Consent of Independent Auditor
We consent to the use in this Registration Statement on Form S-l of US BioEnergy Corporation of our report dated January 6, 2005 relating to our audit of the statements of operations, changes in members’ equity and cash flows of Superior Corn Products, LLC, which was subsequently renamed US Bio Woodbury, LLC, for the period from January 15, 2004 (date of organization) to September 30, 2004, incorporated herein.
We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-l of US BioEnergy Corporation (No. 333-136279).
/s/ Christianson & Associates, PLLP
Christianson & Associates, PLLP
Willmar, Minnesota
December 14, 2006